Kunekt Provides Update on U.S. Patent Application

CARSON CITY, NV., September 2 - Kunekt Corporation (OTCBB: KNKT) announced that the United States Patent and Trademark Office (U.S. Patent Office) has issued an Office Action in the continued examination of its non-provisional patent application, "METHOD AND SYSTEM FOR PROCESSING FINANCIAL TRANSACTIONS USING MULTIPLE FINANCIAL ACCOUNTS", filed on May 31, 2007.

In this most recent Office Action, Kunekt has prevailed in its arguments on the U.S. Patent Office Examiner's original rejections in its previous response. However, the Examiner has identified prior art which requires that Kunekt amend its claims to direct the Examiner to an embodiment that is not disclosed in the prior art. In this respect Kunekt filed an Office Action Response, on August 21, 2009, and will continue to work through the patent process.

"We have been confident in our patent claim from the onset and this latest development is a positive step towards our final goal of it being granted," said Mark Bruk, President.

For more information regarding Kunekt Corporation, please visit our web site at http://www.kunekt.com

About Kunekt Corporation

Kunekt plans to launch the KUNEKT® Card - the only credit card in the World to combine a cardholder's entire credit on one card. Our patent-pending technology is not available with any other card, including Visa®, MasterCard®, American Express® and Discover®. Some of our security features are an industry first and will provide our customers safety and peace of mind.

The KUNEKT Card automatically determines which of the cardholder's connected credit cards has enough available credit to pay for their purchase, or will combine credit from multiple connected cards for a single purchase. A KUNEKT Card cardholder's purchasing power is limited by the total of all of their connected cards' limits - not by the limit on a single card. These unique features nearly eliminate the risk of a transaction being declined.

KUNEKT CORPORATION

112 North Curry Street, Carson City, Nevada, U.S.A. 89703

Tel 877.458.6358 Fax 866.386.6365 URL www.kunekt.com

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995. In particular, statements regarding our patent application are forward-looking statements as are discussions of our product launch. These statements, as well as the phrases "aim", "plan", "intend", "anticipate", "well-placed", "believe", "estimate", "expect", "target", "consider" "industry first" "provide" and similar expressions, are generally intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors (including, but not limited to, the outcome of Kunekt Corporation's patent application) that could cause the actual results, performance or achievements of Kunekt Corporation, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Please refer to the documents that Kunekt Corporation has filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, including Kunekt Corporation most recent annual report on Form 10-K, for a discussion of certain of these factors.

All forward-looking statements in this press release are based on information available to Kunekt Corporation as of the date hereof. All written or oral forward-looking statements attributable to Kunekt Corporation or any person acting on behalf of Kunekt Corporation are expressly qualified in their entirety by the foregoing. Kunekt Corporation does not undertake any obligation to update or revise any forward-looking statement contained herein to reflect any change in Kunekt Corporation's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.